QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EMRISE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EMRISE
CORPORATION

August 4, 2010

Dear Fellow Stockholders:

        EMRISE Corporation (EMRISE or the Company) stands at the threshold of a major strategic opportunity that will shape the future of the Company. Your approval of the pending sale of Advance Control Components, Inc. (ACC) affords EMRISE what we believe is the best and most timely means to pay off a large majority of our debt and begin to execute our strategy to expand the Company and enhance stockholder value that we described in our June 15th news release.

        After extensive deliberation by our management, your Board and our team of professional advisors, we decided to sell ACC to provide a nearly debt-free foundation from which to launch our strategic plan. In order to proceed with our plan, we are seeking stockholder approval for the sale of ACC through the sale of all of its outstanding stock and the outstanding stock of Custom Components, Inc., which is an 80% owner of ACC. The enclosed proxy materials outline the means by which you may vote to approve the sale of ACC and enable execution of our strategic plan to begin.

        If the stockholder vote is affirmative and we sell ACC, we will remain in the Radio Frequency (RF) and microwave device and integrated assembly businesses with a focus on defense, aerospace and commercial applications. We will continue the RF and microwave manufacturing businesses through our Pascall Electronics, Ltd subsidiary located in England. However, we will broaden Pascall's focus from the European market to also include a concerted effort to expand our existing and already growing base of U.S. business for integrated RF assemblies especially for applications such as In-flight Entertainment and Communications.

        Furthermore, our primary focus will be to capitalize on our advanced Edge Network Timing and Synchronization product line. We intend to do this by expanding our product portfolio and market penetration from our currently limited market reach for this product to a global market reach. We aim to accomplish this by seeking a strategic partnership, merger or acquisition transaction with a significant participant in this market. This would provide EMRISE the platform to address larger systems and mainstream carriers, which would make available a larger market for our current state of the art edge network timing product. It would also enable the Company to accelerate continuing engineering development to ensure that our product remains at the forefront of capability and features for next generation public and private communication networks.

        In preparation for launching our strategic plan, we have focused the operations of EMRISE on four core businesses: Pascall Electronics and Xcel Power Systems in England in our Electronics Devices business segment and CXR Larus in the U.S. and CXR-AJ in France in our Communications Equipment business segment. We accomplished this re-focusing by previously selling four of the Company's non-core businesses. The proceeds of these sales were used to pay down our debt by more than $10 million. As a result and with the anticipated sale of ACC, management can devote its energy and corporate resources to the implementation of our strategic plan.

        Our Board of Directors and executive management, with the support of our investment banker Boenning and Scattergood, Inc. and other advisors, have considered numerous alternatives to meet our obligation to pay off our debts to our principal lender and the original selling stockholders of ACC as well as fund our focused strategic growth plan. The unanimous decision of all involved in this process is to support the sale of ACC as the most advantageous and timely means of settling ourdebts and pursuing our strategic objectives to grow the company and enhance stockholder value. We therefore urge you to support our strategic objectives and ask for your affirmative vote to approve the sale of ACC.

Sincerely,

Carmine T. Oliva Chairman and Chief Executive Officer

Safe Harbor Statement under the Private Securities Litigation Reform Act

        In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements contained in this letter, including obtaining stockholder approval, closing the sale of ACC, paying debt and executing on our strategic plan, are forward-looking in nature. Such matters inherently involve many risks and uncertainties that may cause actual results to differ materially from expected results. For additional information, please refer to the Company's Securities and Exchange Commission filings including its Proxy Statement and Form 10-K for the year ended December 31, 2009 and all amendments thereto.

QuickLinks

EMRISE CORPORATION